Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-67808, 333-90984, 333-110426 and 333-136742) and Form S-8 (Nos. 333-31930, 333-60984, 333-114271, 333-117662, 333-136737 and 333-136738) of Ultralife Batteries, Inc. of our report dated January 30, 2008 relating to the consolidated financial statements of Stationary Power Services, Inc. and its variable interest entity Reserve Power Systems, Inc., as of and for the year ended December 31, 2006, which appears in the Current Report on Form 8-K of Ultralife Batteries, Inc. filed with the Securities and Exchange Commission on November 19, 2007, as amended.

/s/ Bonadio & Co., LLP
Pittsford, New York
January 30, 2008